Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/19/2013	Investors: Chris Stent, 630-623-3801
Media: Heidi Barker, 630-623-3791
McDONALD'S REPORTS FIRST QUARTER 2013 RESULTS
OAK BROOK, IL — McDonald's Corporation today announced results for the first quarter ended March 31, 2013. While the Company posted higher revenues and earnings per share for the quarter, comparable sales and operating income declined - affected by comparison against strong prior year results that included an additional day in 2012 due to leap year.
“McDonald's remains diligently focused on enhancing our menu, restaurants and the overall customer experience to become more relevant to today's consumers,” said McDonald's President and Chief Executive Officer Don Thompson. “While the Company's results for the quarter reflected difficult prior year comparisons and the ongoing impact of global economic headwinds, we continue our efforts to build market share and deliver sustained profitable growth for all stakeholders.”
First Quarter results included:

•	Global comparable sales decreased 1.0%

•	Consolidated revenues increased 1% (1% in constant currencies)

•	Consolidated operating income decreased 1% (flat in constant currencies)

•	Diluted earnings per share of $1.26, up 2% (3% in constant currencies)

•	Returned $1.1 billion to shareholders through dividends and share repurchases
In the U.S., comparable sales decreased 1.2% in the first quarter due in part to the challenging eating-out environment. Operating income declined 3% for the quarter. Despite these results, McDonald's U.S. outperformed the competition and increased market share. During the quarter, the U.S. fortified its value leadership position with the Dollar Menu, expanded its menu variety with innovative new products and enhanced the customer experience through ongoing restaurant reimaging. Looking ahead, the U.S. is focused on menu and convenience initiatives to drive sales and restaurant profitability.
For the quarter, Europe's results were dampened by ongoing economic uncertainty. First quarter comparable sales were down 1.1%, while operating income increased 1% (up 1% in constant currency) - led by performance in the U.K. and Russia, partly offset by Germany. Moving forward, the segment's business plans emphasize building market share by featuring value across all day parts, offering compelling premium products and expanding the brand's presence through extended operating hours and new restaurant growth.
In Asia/Pacific, Middle East and Africa (APMEA), first quarter comparable sales declined 3.3% primarily due to ongoing weakness in Japan and negative results in China. The segment's quarterly operating income was down 1% (up 2% in constant currencies). McDonald's APMEA remains focused on driving performance by offering unique value platforms, accelerating growth at breakfast, and broadening accessibility through service and convenience initiatives and new restaurant development.
Don Thompson concluded, “We have an outstanding brand, an aligned System and an unsurpassed global infrastructure - making us uniquely well-positioned to capitalize on future growth opportunities around the world. We are committed to strengthening our business by building upon the solid foundation that is already in place. As we move forward, top-line comparisons will begin to ease while the challenging global environment and bottom-line pressures are expected to persist. For the month of April, global comparable sales are expected to be slightly negative. We are confident that we have the right plans in place to differentiate the McDonald's experience and strengthen our business momentum for the long term."

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2013	2012	Inc/ (Dec)	Increase Excluding Currency Translation
Revenues	$6,605.3	$6,546.6	1%	1%
Operating income	1,949.5	1,964.6	(1)	0
Net income	1,270.2	1,266.7	0	1
Earnings per share-diluted*	$1.26	$1.23	2%	3%

*	Foreign currency translation had a negative impact of $0.01 on diluted earnings per share for the quarter.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2013.
McDonald's Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on April 19, 2013. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.
The Company plans to release April 2013 sales information on May 8, 2013.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2013	2012	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,445.4	$4,432.2	$13.2	0%
Revenues from franchised restaurants	2,159.9	2,114.4	45.5	2

TOTAL REVENUES	6,605.3	6,546.6	58.7	1

Operating costs and expenses
Company-operated restaurant expenses	3,726.0	3,654.4	71.6	2
Franchised restaurants—occupancy expenses	395.2	374.7	20.5	6
Selling, general & administrative expenses	596.5	592.5	4.0	1
Other operating (income) expense, net	(61.9)	(39.6)	(22.3)	(56)
Total operating costs and expenses	4,655.8	4,582.0	73.8	2

OPERATING INCOME	1,949.5	1,964.6	(15.1)	(1)

Interest expense	128.1	128.9	(0.8)	(1)
Nonoperating (income) expense, net	4.6	(11.8)	16.4	n/m

Income before provision for income taxes	1,816.8	1,847.5	(30.7)	(2)
Provision for income taxes	546.6	580.8	(34.2)	(6)

NET INCOME	$1,270.2	$1,266.7	$3.5	0%

EARNINGS PER SHARE-DILUTED	$1.26	$1.23	$0.03	2%

Weighted average shares outstanding-diluted	1,010.8	1,030.0	(19.2)	(2)%
n/m Not meaningful

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